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EXHIBIT 10.21


Formal Request for Pilot Approval - Submitted by Hybrid Technologies Inc. For Approval by Chairman Mathew Daus
New York City Taxi and Limousine Commission

May 31, 2006


      PURPOSE OF PILOT TEST WITH THE NEW YORK CITY TAXI AND LIMO COMMISSION
      ---------------------------------------------------------------------
              Based on Chapter 14, Pilot programs City of New York

This formal pilot request details the roles and responsibilities Hybrid Technologies and or Hybrid tech regarding the loan of lithium powered electric vehicles: one PT Cruiser, Car, and (see pages 11 of this pilot request as specified in line b submission of pilot program for approval).


Statement of the Purpose or Value of the Proposed Innovation

Utilizing these vehicles within the realm of the TLC is a cooperative opportunity to demonstrate zero emission vehicle technology in a high-visibility application. Benefits to the City of New York and the TLC include having improved compliance with Alternative Fuel Vehicles (AFVs) mandates, demonstrating the use of an electric vehicle in Taxi and public transport fleets within the City of New York and studying the possibilities of utilizing electric vehicles in New York city taxi fleet operations, and establishing a relationship with Hybrid Tech for possible future collaboration on AFVs. The value to the TLC and to the City of New York shall be real world knowledge of the sustainability and suitability of a fully electric vehicle within the city of New York.

Detailed Description of the Proposed Innovation

See attached spec sheet outlining vehicle specifications


Additional Pilot Programs Throughout Private and Federal Groups and Agencies

Hybrid Technologies has entered into similar pilot programs with NASA, KSC attached is full contract with NASA outlining pilot program

NASA is piloting the lithium PT Cruiser, Smart Car and ATV at this time for a period of one year

Hybrid Technologies has entered into a similar pilot program with the Department of the Navy for testing of a PT Cruiser within the US Military

Hybrid Technologies has sold at cost to Paratransit, Inc. not for profit fully accessible fleet, the current vehicle selected is a Chrysler Town and Country Van.


Estimate and Costs to TLC and Revenue Impact to Fleet Owners for Purpose of this Test

As outlined in this pilot request Hybrid Technologies has formally agreed to provide without cost or obligation the use of a fully lithium vehicle. The costs associated with management of the vehicle such as care and service will be fully covered by Hybrid Technologies. Full insurance will be provided without cost per current pilot requirements by Hybrid Technologies. The medallion owner will be required only to provide suitable permits per the TLC for this pilot. Hybrid Technologies will provide all standard TLC requirements for a fleet taxi including but not limited to:
1. Paint - the paint will be per NYC TLC standards and will be Dupont M6284 or BASF WA-8401
2. Divider
3. Meter
4. Lights
5. Taxi signage



The anticipated cost of running the vehicle is based on .11 per KwH * City of New York KwH fee. And the running time of the initial pilot vehicle will range from 150 MPC to 200 MPC miles per charge. The associated cost shall be plus or minus $2.75 per full charge

Departure from Standard Fleet Taxi Vehicles

The pilot vehicle is a fully lithium powered vehicle therefore, it is a unique vehicle from a propulsion standpoint however, the intention is to provide a vehicle similar to standard combustion engine taxi units as possible. The vehicle will provide zero emissions, slightly higher torque and an engine noise free environment.

Safety of Operations

The pilot model, as used by the US Federal Government, will comply with all safety requirements and as such is not a factor in respect to safety and or safety issues. The vehicles use UN approved L1 battery systems, as used in pacemakers, and cellular phones.

The Proposed Duration of the Project

It is requested by Hybrid Technologies that this pilot last for a period of no less than 6 months and no more than 1 year

The Number of Pilot Program Participants

It is requested that permission be given to place up to three vehicle into regular service therefore, the number of participants shall be no less the one fleet owner and no more then three fleet owners.

Criteria of Test or Pilot

The criteria for success shall be based on a group of factors such as, but not limited to:

Fleet owner recommendations
Driver recommendations
Passenger comfort and approval
Local and State Government support
Weather and climatic  efficiency
Mileage and extended use capacity
Driver feedback specifically addressing engine, torque and drive time issues Management system of battery units' capacity
Public opinion
Chairman and TLC opinion

RESPONSIBILITIES PILOT OF VEHICLES WITH THE TLC
-----------------------------------------------
1. Hybrid Technologies agrees to loan to NASA-KSC and NASA-KSC agrees to accept from Hybrid Tech new PT Cruiser lithium vehicle which will include a battery pack with 100 percent lithium batteries used to power the vehicle(s) for use in Fleet Taxi business. Vehicles shall be described in request for a pilot document ("Supplement") executed for and requested by Hybrid Technologies for approval by the TLC Commission.

2. This is a formal request for a test or pilot of a lithium PT cruiser vehicle only and is not a contract for the sale or lease of vehicle(s). Hybrid Technologies is the owner of the three vehicles mentioned above, and the TLC or medallion owner recognizes that it does not have any obligation to acquire any legal or equitable interest in the vehicle(s). The TLC and or medallion owner shall have the right to possess, use, and operate any and all vehicles used in this pilot.

3. With respect to each vehicle, the term of the loan (the "Term") shall commence on the date the vehicle(s) is delivered to the medallion owner/fleet and or the TLC (the "In-Service Date") and shall continue through the date set forth in the applicable Supplement as the maturity date

PLACEMENT OF VEHICLES IN SERVICE
--------------------------------
1. Hybrid Technologies shall provide a fully functional 2006 lithium powered PT Cruiser for the purpose of this pilot or test. The test will be used to determine if an electric vehicle shall be a viable and suitable option for a regulated taxi fleet in or around the city of New York.

2. Vehicles shall include all equipment required by federal, state, or municipal statutes, laws, ordinances, rules, or regulations, present or future. Hybrid Tech shall pay for and install any equipment necessary to bring vehicles in compliance with these requirements. Hybrid Technologies agrees to cooperate with The TLC and the emissions and regulatory office in accomplishing compliance.


REGISTRATION, OFFICIAL FEES AND TAXES, MOVEMENT OF VEHICLE
----------------------------------------------------------
1. Hybrid Technologies shall not be responsible for any fines incurred by drivers of the vehicles such as traffic or parking tickets.

2. Hybrid Technologies or its' designee will register and title the vehicle initially, and the selected fleet owner plans to either provide a valid TLC tag or shall be responsible for subsequent registration of the vehicle. All vehicles will be titled or registered in the state specified in the Supplement. The Certificate of Title and Registration for each vehicle shall be completed as instructed by Hybrid Technologies. Hybrid Technologies will be the legal owner of the vehicle and shall retain possession of all Certificates of Title.

USAGE
-----
The TLC and or fleet owner shall use each vehicle only for official business requirements. The fleet owner will ensure that all vehicles are used in a careful manner and in accordance with all applicable governmental and insurance requirements and limitations and in no event for other than a lawful purpose and in compliance with all laws. Hybrid Technologies' property and liability insurance must cover all users of the vehicle and shall be in accordance with TLC insurance regulations of 1,00,0000 dollars liability.

INSURANCE
---------
1. Hybrid Technologies shall provide, at Hybrid Technologies' expense, for each vehicle during the Term thereon, Automobile Liability Insurance with limits not less than $1 million per accident and including comprehensive and collision damage coverage for each vehicle. The insurance shall name Hybrid
Technologies as Loss Payee Fleet Owner as additional insured. Hybrid Technologies must provide continued proof of such insurance to the TLC as requested. Proof of insurance shall be provided at the time of execution of Supplement to this pilot request.

2. The medallion owner shall promptly notify Hybrid Tech of any damage to their vehicles. The medallion owner may assist Hybrid Technologies in coordinating the pickup or delivery of the vehicles with their Approved Service Providers. The Approved Service Providers shall provide proof that the necessary repairs have been completed and that the vehicle is safe to operate. Hybrid Technologies shall pay for any accident-related vehicle repairs or expenses which are not covered by insurance.

MAINTENANCE AND REPAIRS

1. Hybrid Technologies shall, at Hybrid Technologies' sole expense (no maintenance costs from TLC or fleet owner), maintain all their vehicles in accordance with the owner's and service manuals. Hybrid Technologies shall have maintenance and repairs performed only by authorized area dealers or other Approved Service Provider(s) designated by Hybrid Technologies. Hybrid Technologies shall provide the TLC with a list of the Approved Service Providers in fleet owners' geographic area prior to delivery of the vehicle. If any of the foregoing dealers cease to be Approved Service Providers during the term, Hybrid Technologies will appoint one or more alternate Approved Service Providers in the fleet owners' geographic area and provide the TLC and fleet owner with an updated list.

2. Hybrid Technologies shall immediately arrange for repairs or, if necessary, replacement of the vehicle. All vehicle warranty repair and maintenance shall be performed in accordance with the manufacturer's suggested warranty repair and maintenance program and by an Approved Service Provider. Any manufacturer recall or other notices regarding the operation or repair of the vehicle will be forwarded to the fleet owner within five (5) days of receipt.

3. The fleet owner shall provide, at its own expense, a power source that meets the specifications set forth by Hybrid Technologies and the manufacturer for recharging required for the proper operation and/or protection of each vehicle.

4. The fleet owner shall be responsible for all expenses or charges associated with washing, parking, towing, garage, and/or highway tolls for each vehicle.

5. It is requested that the fleet owner gives Hybrid Technologies the right to inspect any vehicle upon prior reasonable notice to. If Hybrid Technologies, during any inspection of a vehicle, determines that fleet owner has failed to perform its obligations as set forth in this Section, Hybrid Technologies shall give the fleet owner written notice thereof. Unless the fleet owner performs its obligations within thirty (30) days from the date of Hybrid Technologies' notice, Hybrid Technologies shall have the right, but not the obligation, to terminate the loan of the vehicle to the fleet owner and/or to perform the maintenance, service, and repair required to be performed.

RETURN OF VEHICLES
------------------
1. Upon the expiration or termination of this Agreement in its entirety or with respect to any or all vehicles, said vehicles shall be returned to Hybrid Technologies' closest regional office or Approved Service Provider from the fleet owner or the TLC location on Rector Street, NYC, at Hybrid Technologies' expense. The TLC shall give Hybrid Technologies thirty (30) days written notice of the vehicle identification number of the vehicle(s) coming to the end of its' Term.

2. Prior to Hybrid Technologies' acceptance of any vehicle at the end of the Term for such vehicle, Hybrid Technologies may schedule a pre-recovery inspection with the fleet owner and or TLC if applicable

3. Each vehicle returned to Hybrid Technologies shall have one (1) battery pack with lithium batteries, four (4) undamaged tires of identical make and type, and one (1) spare tire (allowing for normal wear and tear).



ASSIGNMENT
----------


FINANCIAL OBLIGATIONS
----------------------
There will be no transfer of funds between the TLC, medallion owner, fleet owner and Hybrid Technologies in connection with this Agreement. Each party will fund its own participation under this Agreement. The TLC will have no financial obligation to this project or pilot .

DISCLAIMER OF WARRANTY
----------------------
Neither the TLC nor Hybrid Tech warrants the data's availability or suitability for any particular use.

CONTINUING OBLIGATIONS
----------------------
The obligations of the parties set forth in this Agreement concerning Liability and Risk of Loss and Intellectual Property and Data Rights shall continue to apply after the expiration or termination of this Agreement.

KEY PERSONNEL
-------------
The following personnel are designated as the key officials for their respective party. These key officials are the principal points of contact between the parties in the performance of this Agreement:

Taxi Commission

Peter Schenkman
Assistant Commissioner
NYC Taxi & Limousine Commission
Safety & Emissions Division
24-55 BQE West
Woodside, NY 11377
718.267.4599-T
718.956.1400-F

Hybrid Technologies, Inc.

Richard Griffiths
Public Relations & Business Development
Hybrid Technologies, Inc
5001 East Bonanza Road, Suite 138-14
704-800-9961
Cell: 212 671- 1990





TERM OF AGREEMENT AND RIGHT TO TERMINATION
------------------------------------------
This Agreement sets forth the entire and complete agreement between the parties. This Agreement becomes effective on the date of the last signature of the parties. Either party, upon a 30-day written notice to the other party, may terminate this Agreement at any time and for any reason it deems substantial. In the event of such termination, each party shall return to the other any data it furnished to assist the other in performance of this Agreement, but each party may retain one archival copy of such data and any data generated by its performance under the Agreement, unless the "Intellectual Property and Data Rights" or other section of this Agreement provides otherwise. This Agreement shall expire upon completion of all obligations of both parties hereto or not to exceed one year from the date of the last signature of the parties, whichever comes first.

NEWS RELEASES AND PUBLICATIONS
------------------------------
The parties agree to coordinate in advance any news releases and/or widely distributed publications that result from activities performed pursuant to this Agreement. This coordination shall entail notifying the respective points of contact of the proposed news release or publication in sufficient time to allow the other party an opportunity to review and comment as deemed appropriate.


INDEPENDENCE OF CONTRACTS
-------------------------
The parties agree that this Agreement is independent of any other contract between the TLC and Hybrid Technologies. By participating in this Agreement, TLC makes no assurances to Hybrid Technologies or others as to performance of the objects tested in TLC facilities or other test objects and relieves Hybrid Technologies of none of its obligations under any other contract, grant, or other agreement with TLC. This Agreement does not constitute TLC's or Hybrid Technologies' endorsement of any test results, resulting designs, hardware, or other matters.

NONEXCLUSIVITY
--------------
This Agreement is not exclusive; accordingly, Hybrid Technologies or the TLC may enter into similar agreements for the same or similar purpose with other private or public entities.



PT Cruisers data

Interior dimensions:
Head Room-39.2"
Rear Leg Room-40.9"
Exterior Dimensions:
Wheelbase-103"
Total Length-168.9"
Height-63"
Overall Width-67.1"
4 Star NHTSA Crash Test Ratings
4 Star NHTSA rollover crash test rating




Hybrid Technologies' Vehicle Data Sheet

(IMAGE NOT FILED)